EXHIBIT 99.1

For Immediate Release	CONTACT:	Charles D. Christy
Chief Financial Officer
(810) 237-4200
Charlie.Christy@cbcf-net.com
	CONTACT:	Kathleen Miller
Investor Relations
(810) 257-2506
Kathleen.Miller@cbcf-net.com
NASDAQ SYMBOL: CBCF
July 20, 2006
CITIZENS BANKING CORPORATION
ANNOUNCES SECOND QUARTER 2006 RESULTS
FLINT, MICHIGAN -— Citizens Banking Corporation announced net income of $20.9 million for the three months ended June 30, 2006. This represents an increase of $0.1 million or 0.7% over the first quarter of 2006 net income of $20.8 million and represents an increase of $0.3 million or 1.7% over the second quarter of 2005 net income of $20.6 million. Diluted net income per share was $0.49, an increase of 2.1% compared with $0.48 for the first quarter of 2006, and an increase of 4.3% over the $0.47 for the same quarter of last year. Annualized returns on average assets and average equity during the second quarter of 2006 were 1.09% and 12.96%, respectively, compared with 1.10% and 12.86% for the first quarter of 2006 and 1.06% and 12.62% for the second quarter of 2005.
Net income for the first six months of 2006 totaled $41.7 million or $0.97 per diluted share, which represents an increase in net income of $1.0 million or 2.5% and $0.04 or 4.3% per diluted share over the same period of 2005.
“Strong commercial loan growth while maintaining high credit quality and prudent expense management enabled us to increase earnings over the first quarter of this year and the second quarter of 2005,” stated William R. Hartman, chairman, president and CEO. “We are confident that combining our strong execution capabilities with the best practices of Republic Bancorp will enable us to build long-term value for our shareholders,” continued Hartman.
Key Highlights in the Quarter:
•	An executive committee for the merger of Republic Bancorp has been formed and the planning process for the integration is successfully underway.

•	Commercial and commercial real estate loans increased $125.9 million or 4.1% over March 31, 2006. This marks the seventh consecutive quarter of growth, as origination in traditional Michigan and Wisconsin markets, along with Southeast Michigan, continues to remain strong.

•	Core deposits, which exclude time deposits, increased $68.0 million or 2.1% over March 31, 2006 due to initiatives focused on generating deposits. Noninterest-bearing deposits improved by $55.0 million or 6.1% and savings deposits increased $84.5 million or 5.8% over March 31, 2006.

•	Nonperforming assets decreased $1.7 million or 4.7% from the first quarter of 2006 to $34.8 million at June 30, 2006 and the nonperforming asset ratio improved to 0.61%, its lowest level in four years, from 0.65% at March 31, 2006. The decrease reflects reductions in nonperforming commercial, consumer and restructured loans, which was partially offset by an increase in residential mortgage loans and other repossessed assets acquired.

•	Net charge-offs decreased to $2.0 million or 0.14% of average loans from the first quarter of 2006 level of $4.0 million or 0.29% of average loans. The decrease was the result of significant reductions in direct and indirect consumer loan net charge-offs. As a result of the historically low net charge-offs and the overall risk profile of portfolio loans, the provision for loan losses was $1.1 million for the second quarter of 2006.

•	Expense management initiatives introduced in the fourth quarter of 2004 continue to offset increased expenses relating to growth initiatives in Southeast Michigan and Wisconsin. Noninterest expense totaled $60.1 million for the second quarter of 2006, a decrease of $1.5 million or 2.5% from the first quarter of 2006 and $0.9 million or 1.5% from the second quarter of 2005. Noninterest expense in the first quarter of 2006 included a $1.5 million contribution to Citizens’ charitable foundation.

Balance Sheet
Citizens’ total assets at June 30, 2006 were $7.8 billion, an increase of $150.9 million or 2.0% compared with March 31, 2006 and essentially unchanged from June 30, 2005. Total portfolio loans increased $136.0 million or 2.4% over March 31, 2006 and $204.8 million or 3.7% over June 30, 2005. When compared with both prior periods, the increase in total portfolio loans was partially offset by declines in the investment portfolio as a result of using portfolio cash flow to reduce short-term borrowings and declines in the direct consumer loan portfolio due to weak consumer demand in most of Citizens’ markets.
Commercial and commercial real estate loans at June 30, 2006 increased $125.9 million or 4.1% from March 31, 2006 to $3.2 billion and increased $264.3 million or 8.9% compared with June 30, 2005. These improvements were a result of new relationships in traditional Michigan and Wisconsin markets and continued strong growth in the Southeast Michigan market.
Residential mortgage loans at June 30, 2006 were $551.0 million, essentially unchanged from March 31, 2006 and an increase of $26.3 million or 5.0% over June 30, 2005. The increase was primarily the result of retaining most new adjustable-rate mortgage (ARM) production. Citizens continues to sell most new fixed rate production into the secondary market.
Total consumer loans, which are comprised of direct and indirect loans, were $1.9 billion at June 30, 2006, an increase of $8.2 million or 0.4% from March 31, 2006 and a decrease of $85.8 million or 4.2% from June 30, 2005. Direct consumer loans, which includes direct installment, home equity, and other consumer loans, declined by $10.1 million or 0.9% from March 31, 2006 and decreased $87.5 million or 7.4% from June 30, 2005. The declines were due to a decrease in historically strong activity where consumers repay their installment loans using home equity loans and weaker consumer demand in Citizens’ markets. Indirect consumer loans, which are primarily marine and recreational vehicle loans, increased $18.4 million or 2.2% from March 31, 2006 as a result of an increase in seasonal interest for indirect products and were essentially unchanged from June 30, 2005.
Total deposits at June 30, 2006 increased $160.6 million or 2.9% from March 31, 2006 to $5.7 billion and increased $483.8 million or 9.3% from June 30, 2005. Core deposits, which exclude all time deposits, totaled $3.2 billion at June 30, 2006, an increase of $68.0 million or 2.1% from March 31, 2006 and a decrease of $174.3 million or 5.1% from June 30, 2005. The increase in core deposits from March 31, 2006 was the result of initiatives focused on generating deposits. The decrease in core deposits from June 30, 2005 was largely the result of clients migrating from lower cost savings and transaction accounts into time deposits with higher yields. Time deposits totaled $2.4 billion at June 30, 2006, an increase of $92.6 million or 3.9% compared with March 31, 2006 and an increase of $658.2 million or 36.8% from June 30, 2005. The increases were largely the result of clients migrating their funds from lower-cost deposits and some new client growth. The increase from March 31, 2006 was partially offset by the effect of municipalities maintaining lower balances due to the timing of tax receipts. Additionally, the increase in time deposits from June 30, 2005 was partially due to an additional $148.8 million in brokered certificates of deposit, which is one of many wholesale funding alternatives used by Citizens.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, were $1.4 billion at June 30, 2006, essentially unchanged from March 31, 2006 and a decrease of $484.1 million or 25.7% from June 30, 2005. The decrease was the result of Citizens’ response to the aforementioned loan and deposit changes as well as the fourth quarter of 2005 pay down of $104.0 million on short-term borrowings.
Net Interest Margin and Net Interest Income
Net interest margin was 3.84% for the second quarter of 2006 compared with 3.97% for the first quarter of 2006 and 3.92% for the second quarter of 2005. The decreases from both prior periods were due to funds migrating within the deposit portfolio from lower cost savings and transaction accounts to higher cost savings and time deposits, the repricing of $120.0 million of low-cost wholesale funding in the second quarter of 2006, and continued pricing pressure on loans. The decrease in net interest margin compared with the first quarter of 2006 also includes a lower taxable investment securities yield due to the receipt of a prepayment penalty on a called investment security in the first quarter of 2006. The decrease in net interest margin compared with the second quarter of 2005 was partially offset by the restructuring of the investment portfolio and short-term borrowing pay down in the fourth quarter of 2005 and a shift in asset mix from investment securities to higher yielding commercial loans. For the six months ended June 30, 2006, net interest margin declined to 3.90% compared with 3.94% for the same period of 2005 as a result of the aforementioned changes.

Net interest income was $66.0 million in the second quarter of 2006 compared with $67.5 million in the first quarter of 2006 and $68.8 million in the second quarter of 2005. The decrease in net interest income compared with the first quarter of 2006 was driven by the decline in net interest margin, partially offset by an increase in average earning assets of $31.9 million as growth in the commercial and commercial real estate portfolios was partially offset by a decline in the investment portfolio. The decrease in net interest income compared with the second quarter of 2005 resulted from the decline in the net interest margin and lower average earning assets of $131.6 million. The decline in average earning assets resulted from a $251.1 million reduction in the investment portfolio and a $49.6 million decrease in the mortgage loans held for sale, consumer and residential mortgage loan portfolios, partially offset by growth of $171.0 million in the commercial and commercial real estate loan portfolios. The decrease in the investment portfolio was the result of the fourth quarter of 2005 restructuring and maturing balances not being fully reinvested.
For the six months ended June 30, 2006, net interest income totaled $133.5 million, a $3.5 million or 2.6% decrease from the same period of 2005. The decrease was due to lower net interest margin and a decrease in average earning assets of $103.6 million. The decline in average earning assets resulted from a $239.9 million reduction in the investment portfolio and a $25.8 million decrease in the mortgage loans held for sale, consumer, and residential mortgage loan portfolios, partially offset by growth of $163.1 million in the commercial and commercial real estate loan portfolios. The decrease in the investment portfolio was the result of the fourth quarter of 2005 restructuring and maturing balances not being fully reinvested.
For the third quarter of 2006, Citizens anticipates net interest income will be consistent with or slightly lower than the second quarter of 2006 due to continued margin compression driven by customers migrating funds from lower yielding deposit products into higher yielding deposit products.
Credit Quality
Nonperforming assets totaled $34.8 million at June 30, 2006, a decrease of $1.7 million or 4.7% compared with March 31, 2006 and a decrease of $14.3 million or 29.1% compared with June 30, 2005. Nonperforming assets at June 30, 2006 represented 0.61% of total loans plus other repossessed assets acquired compared with 0.65% at March 31, 2006 and 0.89% at June 30, 2005. Nonperforming commercial loan inflows increased to $10.4 million in the second quarter of 2006 compared with $9.8 million in the first quarter of 2006 and decreased from $21.1 million in the second quarter of 2005 while outflows increased to $13.9 million for the second quarter of 2006 compared with $9.1 million in the first quarter of 2006 and $17.5 million in the second quarter of 2005. The decrease from the first quarter of 2006 included the effects of a second quarter of 2006 nonperforming commercial loan sale with balances of $4.5 million. The decrease from the second quarter of 2005 also included the effects of the third quarter 2005 sale of nonperforming commercial loans with a balance of $6.7 million.
Net charge-offs decreased to $2.0 million or 0.14% of average portfolio loans in the second quarter of 2006 compared with $4.0 million or 0.29% of average portfolio loans in the first quarter of 2006 and $2.4 million or 0.17% of average portfolio loans in the second quarter of 2005. The decrease from the first quarter of 2006 was primarily due to a reduction in direct and indirect consumer loan net charge-offs, partially offset by $0.2 million in net charge-offs related to the sale of nonperforming commercial loans. The higher direct and indirect consumer loan net charge-offs in the first quarter of 2006 were caused by the unusually high level of bankruptcy filings in October 2005 prior to the October 17, 2005 effective date of the recent revisions to the federal bankruptcy code. The decrease from the second quarter of 2005 was due to lower commercial loan net charge-offs.
The provision for loan losses decreased to $1.1 million in the second quarter of 2006 compared with $3.0 million in the first quarter of 2006 and $1.4 million in the second quarter of 2005. The decrease from the first quarter of 2006 reflected significantly lower net charge-offs in the second quarter of 2006 and the overall risk profile of portfolio loans.
As a result of higher loan portfolio balances as well as changes in net charge-offs and the provision for loan losses, the allowance for loan losses totaled $114.6 million or 2.00% of portfolio loans at June 30, 2006. The allowance for loan losses decreased by $0.9 million and $5.4 million from March 31, 2006 and June 30, 2005, respectively.
Based on seasonal business trends and the overall risk in the loan portfolio, Citizens anticipates net charge-offs for the third quarter of 2006 will be higher than the second quarter of 2006. Citizens anticipates provision expense for the third quarter of 2006 will be consistent with the second quarter of 2006.

Noninterest Income
Noninterest income for the second quarter of 2006 was $23.7 million, a decrease of $1.8 million or 7.1% from the first quarter of 2006 and an increase of $0.6 million or 2.6% from the second quarter of 2005. The decrease from the first quarter of 2006 was primarily the result of fully recognizing a deferred gain of $2.9 million on the 2004 sale of the former downtown Royal Oak, Michigan office during the first quarter of 2006, partially offset by increases in service charges on deposit accounts and brokerage and investment fees. The increase over the second quarter of 2005 was primarily the result of increases in service charges on deposits and trust fees, partially offset by decreases in brokerage and investment fees as well as ATM network user fees. For the first six months of 2006, noninterest income totaled $49.3 million, an increase of $3.7 million or 8.1% over the same period of 2005. The increase was primarily the result of the aforementioned $2.9 million gain as well as higher service charges on deposit accounts and trust fees, partially offset by decreases in mortgage and other loan income as well as brokerage and investment fees.
Service charges on deposit accounts for the second quarter of 2006 were $9.5 million, an increase of $0.6 million or 7.3% over the first quarter of 2006 and an increase of $0.7 million or 7.9% from the second quarter of 2005. For the first six months of 2006, service charges on deposit accounts totaled $18.4 million, an increase of $1.3 million or 7.5% over the same period of 2005. The increases were the result of revenue enhancement initiatives implemented in the first quarter of 2006.
Trust fees for the second quarter of 2006 were $5.0 million, essentially unchanged from the first quarter of 2006 and an increase of $0.5 million or 10.4% over the second quarter of 2005. For the first six months of 2006, trust fees totaled $10.0 million, an increase of $1.1 million or 12.3% over the same period of 2005. The increases were attributable to stronger financial markets, continued execution of the sales management process and improved pricing discipline, partially offset by attrition. Total trust assets under administration of $2.6 billion at June 30, 2006 were essentially unchanged from March 31, 2006 and June 30, 2005.
Mortgage and other loan income for the second quarter of 2006 was $2.1 million, essentially unchanged from the first quarter of 2006 and the second quarter of 2005. For the first six months of 2006, mortgage and other loan income totaled $4.1 million, a decrease of $0.3 million or 7.2% from the same period of 2005. The decrease reflects the impact of an unfavorable rate environment since the first quarter of 2005.
Brokerage and investment fees for the second quarter of 2006 were $1.7 million, an increase of $0.2 million or 12.4% from the first quarter of 2006 and a decrease of $0.6 million or 25.4% from the second quarter of 2005. For the first six months of 2006, brokerage and investment fees totaled $3.2 million, a decrease of $0.7 million or 17.1% from the same period of 2005. The decreases were the result of Citizens shifting a large portion of its brokerage fee production from reliance on referrals from the branch network to its Investment Center financial consultants. This change supports Citizens’ strategy of growing low-cost deposits, as the financial consultants increase their focus on attracting funds from new sources outside of Citizens and the branch network continues to improve on providing an enhanced client experience. While the long-term impact is expected to be positive, these changes reduced revenue in the first six months of 2006 as the financial consultants adjusted their sales process to create new opportunities.
For the second quarter of 2006, all other noninterest income categories, which include ATM network user fees, bankcard fees, fair value change in CD swap derivatives, other income, and investment securities gains (losses), totaled $5.4 million, a decrease of $2.7 million or 33.1% from the first quarter of 2006 and essentially unchanged from the second quarter of 2005. The decrease from the first quarter of 2006 was primarily the result of the aforementioned $2.9 million gain on the sale of the former downtown Royal Oak office. For the first six months of 2006, all other noninterest income categories totaled $13.6 million, an increase of $2.3 million or 20.4% over the same period of 2005. The increase was primarily the result of the aforementioned $2.9 million gain, partially offset by the effects of two items received in the first quarter of 2005, specifically, a performance-related penalty received from a third party vendor and a preference payment on Citizens’ membership interest in the PULSE ATM network.
Citizens anticipates total noninterest income for the third quarter of 2006 will be consistent with or slightly higher than the second quarter of 2006 due to anticipated increases in deposit service charges and brokerage and investment fees.
Noninterest Expense
Noninterest expense for the second quarter of 2006 was $60.1 million, a decrease of $1.5 million or 2.5% from the first quarter of 2006 and a decrease of $0.9 million or 1.5% from the second quarter of 2005. The decrease from the first quarter of 2006 was the result of Citizens contributing $1.5 million to its charitable foundation during the first quarter of 2006 to sustain future giving levels. Additionally, decreases in occupancy, professional services, and advertising and public relations from the first quarter of 2006 were partially offset by increases in salaries and employee benefits, other loan expenses, and other expenses. The decrease from the second quarter of 2005 resulted from lower occupancy, equipment and advertising and public relations, partially offset by increases in salaries and benefits, other loan expenses, and other expenses. For the first six months of 2006, noninterest expense totaled $121.6 million, essentially unchanged from the same period of 2005 as increases in data processing fees, other loan expenses, and other expenses were substantially offset by reductions in salaries and employee benefits, equipment, and advertising and public relations.
Salaries and employee benefits for the second quarter of 2006 increased $0.4 million or 1.4% over the first quarter of 2006 to $32.7 million and increased $0.3 million or 1.1% over the second quarter of 2005. When compared with the first quarter of 2006, increases in salaries and incentive expense were largely offset by decreases in payroll taxes and unemployment insurance. When compared with the second quarter of 2005, higher salary expense due to merit increases awarded in 2006 was largely offset by lower incentive, hospitalization, and employee post-retirement benefit expenses. Salary costs included $0.5 million in severance for the second quarter of 2006, $0.7 million in the first quarter of 2006 and $0.4 million in the second quarter of 2005. Citizens had 2,107 full-time equivalent employees at June 30, 2006, essentially unchanged from March 31, 2006 and down from 2,150 at June 30, 2005. For the first six months of 2006, salaries and employee benefits totaled $64.9 million, essentially unchanged from the same period in 2005.
Occupancy costs for the second quarter of 2006 decreased $0.7 million or 11.0% to $5.3 million compared with the first quarter of 2006 and decreased $0.4 million or 6.9% from the second quarter of 2005. The decrease from the first quarter of 2006 was primarily a result of lower energy and utilities related expenses as well as lower building maintenance expense. The decrease from the second quarter of 2005 was largely the result of lower building rent expense and lower depreciation. Citizens recorded additional depreciation during the second quarter of 2005 as a result of aligning the service life for these items with the current capitalization policy. For the first six months of 2006, occupancy costs totaled $11.2 million, essentially unchanged from the same period of 2005.
Equipment costs for the second quarter of 2006 increased $0.1 million or 4.2% to $3.3 million compared with the first quarter of 2006 and decreased $1.6 million or 33.2% from the second quarter of 2005. For the first six months of 2006, equipment costs totaled $6.5 million, or a decrease of $1.8 million or 21.5% from the same period of 2005. The decreases were due to $1.5 million in additional depreciation during the second quarter of 2005 as a result of aligning the service life for these items with the current capitalization policy.
Advertising and public relations expense for the second quarter of 2006 decreased $1.1 million or 54.1% to $0.9 million compared with the first quarter of 2006 and decreased $0.9 million or 48.7% from the second quarter of 2005. For the first six months of 2006, advertising and public relations expense totaled $3.0 million, a decrease of $0.6 million or 16.8% from the same period of 2005. The decreases were due to higher advertising related to direct mail campaigns and other media in the first quarter of 2006 and advertising and marketing expenses related to the rebranding of the Wisconsin franchise in the second quarter of 2005.
Other loan expenses for the second quarter of 2006 increased $0.8 million to $1.2 million compared with the first quarter of 2006 and increased $0.3 million or 39.3% over the second quarter of 2005. For the first six months of 2006, other loan expenses totaled $1.6 million, an increase of $0.4 million or 30.8% over the same period of 2005. The increase from the first quarter of 2006 was the result of higher provisioning to fund the reserve for unused loan commitments, which fluctuates with the amount of unadvanced customer lines of credit. The increases from the second quarter of 2005 and from the first six months of 2005 were due to higher expenses related to processing commercial loans.
For the second quarter of 2006, all other noninterest expense categories, which include professional services, data processing services, postage and delivery, telephone, stationery and supplies, intangible asset amortization, and other expenses, decreased $1.1 million or 6.3% from the first quarter of 2006 to $16.6 million and increased $1.3 million or 8.5% from the second quarter of 2005. The decrease from the first quarter of 2006 was due to the aforementioned $1.5 million contribution to Citizens’ charitable foundation, partially offset by increases in non-credit losses from a third-party vendor contract and write-downs of tax-credit related investments in low-income housing and community development projects. The increase from the second quarter of 2005 was primarily a result of the aforementioned non-credit related loss and write-downs, as well as higher training and travel expense. For the first six months of 2006, all other noninterest expense categories totaled $34.4 million, an increase of $2.8 million or 8.9% over the same period of 2005. The increase was the result of the aforementioned contribution to the charitable foundation, non-credit related loss, and write-downs, as well as higher data processing fees.

Citizens anticipates noninterest expenses for the third quarter of 2006 will be consistent with or slightly higher than the second quarter of 2006 due to increases in salaries and employee benefits and advertising and public relations.
Income Tax Provision
Income tax provision for the second quarter of 2006 was $7.6 million, essentially unchanged from the first quarter of 2006 and a decrease of $1.4 million or 15.1% from the second quarter of 2005. For the first six months of 2006, income tax provision totaled $15.3 million, a decrease of $0.6 million or 4.1% from the same period of 2005. The decreases were the result of a $1.3 million ($0.8 million after-tax) reduction in the deferred Wisconsin state income tax asset during the second quarter of 2005 as a result of the April 2005 merger of the Michigan and Wisconsin bank charters.
The effective tax rate was 26.72% for the second quarter of 2006 compared with 27.10% for the first quarter of 2006 and 30.38% for the second quarter of 2005. The decrease from the second quarter of 2005 was primarily due to the aforementioned reduction in the Wisconsin state income tax asset.
Citizens anticipates the effective income tax rate for the third quarter of 2006 will be consistent with or slightly lower than the second quarter of 2006.
Citizens Republic Bancorp
On June 27, 2006, Citizens Banking Corporation and Republic Bancorp (NASDAQ symbol RBNC) announced that they have agreed to merge Republic into Citizens to create the new Citizens Republic Bancorp in a transaction valued at approximately $1.048 billion in stock and cash. The transaction is projected to close in the fourth quarter of 2006, subject to regulatory and shareholder approvals. Based on March 31, 2006 information, Citizens Republic Bancorp will have $13.9 billion in assets, $8.6 billion in deposits, $2.6 billion in trust assets under administration, and 275 branches and loan production offices in five Midwest states.
For more information regarding the upcoming merger, see the June 27, 2006 press release and investor presentation located on the Citizens website at www.citizensonline.com, under the Investor Relations heading.
Other News
Citizens Opens New Branches
Citizens opened two new branch facilities during May 2006. The Jackson, Michigan location was constructed with the new corporate design, which includes a suspended glowing weatherball in the vestibule. The Saginaw, Michigan office is part of a new multi-million dollar medical complex. Both facilities are upgrades of previous locations.
Citizens Consolidates Loan Operations
On June 12, 2006, Citizens completed the consolidation announced in March 2006 of the consumer and commercial loan operations groups into a functional, centrally located operation. Best practice deployment will lead to an enhanced client experience by improving workflow, efficiency and productivity through standardization and specialization.
Citizens Equipment Leasing
During June 2006, Citizens introduced an expanded equipment leasing product suite, branded Citizens Equipment Leasing. The new products, offered through Partners Equity Capital Company (PECC), are intended to complement current commercial financing alternatives as well as provide new opportunities for deposit growth and fee income.
Citizens Appoints Head of Consumer Banking
On June 26, 2006, the Board of Directors approved the appointment of Cathleen Nash as executive vice president and head of Consumer Banking. Ms. Nash joins Citizens from SunTrust Corporation, where she served in a variety of positions for over 13 years, most recently as senior vice president and director of branch banking overseeing the sales and operations strategy of 1,700 branch locations.
Stock Repurchase Program
During the second quarter of 2006, Citizens repurchased a total of 80,000 shares of its stock at an average price of $26.23. As of June 30, 2006 there are 1,906,200 shares remaining to be purchased under the program approved by the company’s Board of Directors on October 16, 2003.

Dividend Announcement
The Board of Directors of Citizens Banking Corporation declared a cash dividend of $0.29 per share of common stock. The dividend is payable on August 10, 2006, to shareholders of record on August 1, 2006.
Investor Conference Call
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer, will review the quarter’s results in a conference call for investors and analysts beginning at 10:00am EDT on Friday, July 21, 2006.
A live audio Webcast is available at http://www.vcall.com/IC/CEPage.asp?ID=106483. To participate in the conference call, please call the number below approximately 10 minutes prior to the scheduled conference time: US/Canada Dial-In Number: (877) 407-8031 International Dial-In Number: (201) 689-8031 Conference ID: 207186 Conference Name: “Citizens Banking Corporation Second Quarter Earnings Conference Call” RSVP is not required.
A playback of the conference call will be available after 12:00pm EDT through August 7, 2006, by dialing US/Canada Dial-In Number: (877) 660-6853 or International Dial-In Number: (201) 612-7415, Account Number: 286, Conference ID: 207186. Also, the call can be accessed via Citizens’ Web site, through the Investor Relations section at www.citizensonline.com
Corporate Profile
Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 182 branch, private banking, and financial center locations and 193 ATMs throughout Michigan, Wisconsin, and Iowa.
Safe Harbor Statement
Discussions in this release that are not statements of historical fact (including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” and “plan”) are forward-looking statements that involve risks and uncertainties, and Citizens’ actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios resulting in credit risk-related losses and expenses (including losses due to fraud, Michigan automobile-related industry changes and shortfalls, and other economic factors) as well as additional increases in the allowance for loan losses; fluctuations in market interest rates, the effects on net interest income of changes in Citizens’ interest rate risk position and the potential inability to hedge interest rate risks economically; adverse changes in economic or financial market conditions and the economic effects of terrorist attacks and potential attacks; Citizens’ potential inability to continue to attract core deposits; Citizens’ potential inability to continue to obtain third party financing on favorable terms; adverse changes in competition, pricing environments or relationships with major customers; unanticipated expenses and payments relating to litigation brought against Citizens from time to time; Citizens’ potential inability to adequately invest in and implement products and services in response to technological changes; adverse changes in applicable laws and regulatory requirements; the potential lack of market acceptance of Citizens’ products and services; changes in accounting and tax rules and interpretations that negatively impact results of operations or financial position; the potential inadequacy of Citizens’ business continuity plans or data security systems; the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens; Citizens’ potential inability to integrate acquired operations, including those associated with the pending merger with Republic Bancorp; unanticipated environmental liabilities or costs; impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent; the potential circumvention of Citizens’ controls and procedures; Citizens’ success in managing the risks involved in the foregoing; and other risks and uncertainties detailed from time to time in its filings with the Securities and Exchange Commission. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
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(Financial highlights follow)
Visit our website at http://www.citizensonline.com

Consolidated Balance Sheets (Unaudited)
Citizens Banking Corporation and Subsidiaries

	June 30,	March 31,	June 30,
(in thousands)	2006	2006	2005

Assets
Cash and due from banks	$205,117	$152,077	$163,461
Interest-bearing deposits with banks	1,478	1,503	1,128
Investment Securities:
Available-for-sale (amortized cost $1,434,595, $1,479,416 and $1,703,232, respectively)
U.S. Treasury and federal agency securities	1,043,773	1,087,099	1,341,398
State and municipal securities	363,095	378,454	379,625
Other securities	1,747	1,243	975
Held-to-maturity:
State and municipal securities (fair value of $94,559, $89,699 and $69,263, respectively)	96,789	90,346	67,813
FHLB and Federal Reserve stock	55,235	55,975	55,143

Total investment securities	1,560,639	1,613,117	1,844,954
Mortgage loans held for sale	18,013	13,399	29,751
Portfolio loans:
Commercial	1,789,583	1,688,970	1,634,924
Commercial real estate	1,443,851	1,418,596	1,334,169
Residential mortgage loans	551,048	549,116	524,735
Direct consumer	1,099,146	1,109,249	1,186,659
Indirect consumer	844,411	826,060	842,741

Total portfolio loans	5,728,039	5,591,991	5,523,228
Less: Allowance for loan losses	(114,560)	(115,423)	(119,967)

Net portfolio loans	5,613,479	5,476,568	5,403,261
Premises and equipment	120,154	120,719	120,353
Goodwill	54,527	54,527	54,527
Other intangible assets	9,684	10,408	12,582
Bank owned life insurance	85,921	85,142	83,183
Other assets	145,158	135,857	112,737

Total assets	$7,814,170	$7,663,317	$7,825,937

Liabilities
Noninterest-bearing deposits	$954,907	$899,850	$927,270
Interest-bearing demand deposits	744,744	816,293	1,008,599
Savings deposits	1,537,098	1,452,638	1,475,220
Time deposits	2,447,820	2,355,206	1,789,649

Total deposits	5,684,569	5,523,987	5,200,738
Federal funds purchased and securities sold under agreements to repurchase	443,651	401,702	930,499
Other short-term borrowings	24,073	852	17,952
Other liabilities	78,881	82,203	78,072
Long-term debt	933,124	1,003,029	936,527

Total liabilities	7,164,298	7,011,773	7,163,788

Shareholders’ Equity

Preferred stock — no par value	—	—	—
Common stock — no par value	78,920	80,341	94,100
Retained earnings	587,494	578,980	555,017
Accumulated other comprehensive income	(16,542)	(7,777)	13,032

Total shareholders’ equity	649,872	651,544	662,149

Total liabilities and shareholders’ equity	$7,814,170	$7,663,317	$7,825,937

Consolidated Statements of Income (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2006	2005	2006	2005

Interest Income
Interest and fees on loans	$98,093	$83,475	$191,544	$162,747
Interest and dividends on investment securities:
Taxable	13,063	14,979	26,674	29,667
Tax-exempt	5,259	5,147	10,576	10,344
Money market investments	1	18	13	27

Total interest income	116,416	103,619	228,807	202,785

Interest Expense

Deposits	35,305	19,122	66,297	37,193
Short-term borrowings	5,395	6,700	9,131	11,141
Long-term debt	9,726	9,018	19,914	17,439

Total interest expense	50,426	34,840	95,342	65,773

Net Interest Income	65,990	68,779	133,465	137,012
Provision for loan losses	1,139	1,396	4,139	4,396

Net interest income after provision for loan losses	64,851	67,383	129,326	132,616

Noninterest Income

Service charges on deposit accounts	9,521	8,822	18,396	17,109
Trust fees	4,972	4,503	10,014	8,915
Mortgage and other loan income	2,106	2,074	4,116	4,434
Brokerage and investment fees	1,703	2,284	3,218	3,883
ATM network user fees	1,018	1,223	2,005	2,096
Bankcard fees	1,129	961	2,186	1,801
Fair value change in CD swap derivatives	—	—	(207)	—
Other	3,242	3,242	9,526	7,326

Total fees and other income	23,691	23,109	49,254	45,564
Investment securities gains	54	37	61	43

Total noninterest income	23,745	23,146	49,315	45,607

Noninterest Expense

Salaries and employee benefits	32,690	32,351	64,946	65,702
Occupancy	5,291	5,685	11,233	11,245
Professional services	3,703	3,726	7,781	7,925
Equipment	3,301	4,937	6,467	8,238
Data processing services	3,714	3,499	7,453	6,868
Advertising and public relations	934	1,820	2,968	3,566
Postage and delivery	1,629	1,520	3,091	3,110
Telephone	1,392	1,465	2,856	2,906
Other loan expenses	1,217	874	1,633	1,249
Stationery and supplies	631	602	1,358	1,521
Intangible asset amortization	724	724	1,449	1,449
Other	4,839	3,787	10,402	7,812

Total noninterest expense	60,065	60,990	121,637	121,591

Income Before Income Taxes	28,531	29,539	57,004	56,632
Income tax provision	7,624	8,974	15,341	15,987

Net Income	$20,907	$20,565	$41,663	$40,645

Net Income Per Common Share:
Basic	$0.49	$0.48	$0.98	$0.94
Diluted	0.49	0.47	0.97	0.93

Cash Dividends Declared Per Common Share	0.290	0.285	0.575	0.570

Average Common Shares Outstanding:
Basic	42,606	43,160	42,694	43,192
Diluted	42,738	43,424	42,839	43,534

Selected Quarterly Information
Citizens Banking Corporation and Subsidiaries

	2nd Qtr 2006	1st Qtr 2006	4th Qtr 2005	3rd Qtr 2005	2nd Qtr 2005

Summary of Operations (thousands)

Interest income	$116,416	$112,391	$111,958	$108,506	$103,619
Interest expense	50,426	44,916	42,863	38,864	34,840
Net interest income	65,990	67,475	69,095	69,642	68,779
Provision for loan losses (1)	1,139	3,000	(7,287)	4,000	1,396
Net interest income after provision for loan losses	64,851	64,475	76,382	65,642	67,383
Total fees and other income (2)	23,691	25,563	19,930	23,941	23,109
Investment securities gains (losses) (3)	54	7	(8,970)	—	37
Noninterest expense	60,065	61,572	60,901	60,550	60,990
Income tax provision	7,624	7,717	7,553	8,041	8,974
Net income	20,907	20,756	18,888	20,992	20,565
Taxable equivalent adjustment	3,383	3,416	3,432	3,284	3,324

At Period End (millions)

Assets	$7,814	$7,663	$7,752	$7,851	$7,826
Portfolio loans	5,728	5,592	5,616	5,569	5,523
Deposits	5,685	5,524	5,474	5,226	5,201
Shareholders’ equity	650	652	656	655	662

Average Balances (millions)

Assets	$7,671	$7,654	$7,754	$7,821	$7,807
Portfolio loans	5,610	5,561	5,575	5,531	5,472
Deposits	5,560	5,513	5,305	5,239	5,254
Shareholders’ equity	647	655	654	655	654
Shareholders’ equity / assets	8.44%	8.55%	8.43%	8.38%	8.37%

Credit Quality Statistics (thousands)

Nonaccrual loans	$26,001	$27,689	$32,140	$35,527	$42,191
Loans 90 or more days past due and still accruing	887	547	238	92	2
Restructured loans	406	1,844	—	13	32

Total nonperforming loans	27,294	30,080	32,378	35,632	42,225
Other repossessed assets acquired (ORAA)	7,472	6,397	7,351	6,984	6,817

Total nonperforming assets	$34,766	$36,477	$39,729	$42,616	$49,042

Allowance for loan losses	$114,560	$115,423	$116,400	$118,626	$119,967
Allowance for loan losses as a percent of portfolio loans	2.00%	2.06%	2.07%	2.13%	2.17%
Allowance for loan losses as a percent of nonperforming assets	329.52	316.43	292.98	278.36	244.62
Allowance for loan losses as a percent of nonperforming loans	419.73	383.72	359.50	332.92	284.11
Nonperforming assets as a percent of portfolio loans plus ORAA	0.61	0.65	0.71	0.76	0.89
Nonperforming assets as a percent of total assets	0.44	0.48	0.51	0.54	0.63
Net loans charged off as a percent of average portfolio loans (annualized)	0.14	0.29	(0.36)	0.38	0.17
Net loans charged off (000)	$2,002	$3,977	$(5,061)	$5,341	$2,374

Per Common Share Data

Net Income:
Basic	$0.49	$0.49	$0.44	$0.49	$0.48
Diluted	0.49	0.48	0.44	0.48	0.47
Dividends	0.290	0.285	0.285	0.285	0.285
Market Value:
High	$27.60	$28.66	$30.22	$32.15	$30.98
Low	23.71	25.62	26.67	28.20	26.35
Close	24.41	26.85	27.75	28.40	30.22
Book value	15.15	15.23	15.28	15.21	15.31
Shares outstanding, end of period (000)	42,887	42,770	42,968	43,044	43,261

Performance Ratios (annualized)

Net interest margin (FTE) (4)	3.84%	3.97%	3.95%	3.93%	3.92%
Return on average assets	1.09	1.10	0.97	1.06	1.06
Return on average shareholders’ equity	12.96	12.86	11.46	12.71	12.62
Efficiency ratio (5)	64.54	63.84	65.87	62.51	64.06

(1)	The provision for loan losses and note loans charged off during the fourth quarter of 2005 reflect an insurance settlement of $9.1 million accounted for as a loan loss recovery.

(2)	Total fees and other income includes a cumulative charge of $3.6 million on swaps related to brokered certificates during the fourth quarter of 2005.

(3)	Investment securities gains (losses) includes a net loss of $9.0 million on the sale of securities as a result of restructuring the investment portfolio during the fourth quarter of 2005.

(4)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(5)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Financial Summary and Comparison
Citizens Banking Corporation and Subsidiaries

	Six months ended
	June 30,
	2006	2005	% Change

Summary of Operations (thousands)

Interest income	$228,807	$202,785	12.8%
Interest expense	95,342	65,773	45.0
Net interest income	133,465	137,012	(2.6)
Provision for loan losses	4,139	4,396	(5.8)
Net interest income after provision for loan losses	129,326	132,616	(2.5)
Total fees and other income	49,254	45,564	8.1
Investment securities gains (losses)	61	43	43.0
Noninterest expense	121,637	121,591	0.0
Income tax provision	15,341	15,987	(4.0)
Net income	41,663	40,645	2.5

At Period End (millions)

Assets	$7,814	$7,826	(0.2)%
Portfolio loans	5,728	5,523	3.7
Deposits	5,685	5,201	9.3
Shareholders’ equity	650	662	(1.9)

Average Balances (millions)

Assets	$7,662	$7,768	(1.4)%
Portfolio loans	5,586	5,433	2.8
Deposits	5,537	5,301	4.4
Shareholders’ equity	651	652	(0.1)
Shareholders’ equity / assets	8.49%	8.39%	1.2

Per Common Share Data

Net Income:
Basic	$0.98	$0.94	4.3%
Diluted	0.97	0.93	4.3
Dividends	0.575	0.570	0.9

Market Value:
High	$28.66	$34.81	(17.7)
Low	23.71	26.35	(10.0)
Close	24.41	30.22	(19.2)
Book value	15.15	15.31	(1.0)
Tangible book value	13.66	13.75	(0.7)
Shares outstanding, end of period (000)	42,887	43,261	(0.9)

Performance Ratios (annualized)

Net interest margin (FTE) (1)	3.90%	3.94%	(1.0)%
Return on average assets	1.10	1.06	3.8
Return on average shareholders’ equity	12.91	12.58	2.6
Net loans charged off as a percent of average portfolio loans	0.22	0.25	(12.0)

(1)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $6.8 million and $6.7 million for the six months ended June 30, 2006 and 2005, respectively, based on a tax rate of 35%.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2006	2006	2005	2005	2005

NONINTEREST INCOME:

Service charges on deposit accounts	$9,521	$8,875	$8,957	$9,343	$8,822
Trust fees	4,972	5,042	4,989	4,541	4,503
Mortgage and other loan income	2,106	2,010	2,099	2,450	2,074
Brokerage and investment fees	1,703	1,515	1,946	1,974	2,284
ATM network user fees	1,018	987	1,065	1,194	1,223
Bankcard fees	1,129	1,057	1,027	976	961
Fair value change in CD swap derivatives	—	(207)	(3,604)	—	—
Other income	3,242	6,284	3,451	3,463	3,242

Total fees and other income	23,691	25,563	19,930	23,941	23,109
Investment securities gains (losses)	54	7	(8,970)	—	37

TOTAL NONINTEREST INCOME	$23,745	$25,570	$10,960	$23,941	$23,146

NONINTEREST EXPENSE:

Salaries and employee benefits	$32,690	$32,256	$32,391	$34,060	$32,351
Occupancy	5,291	5,942	5,631	5,255	5,685
Professional services	3,703	4,078	4,837	4,517	3,726
Equipment	3,301	3,166	3,263	3,133	4,937
Data processing services	3,714	3,739	3,744	3,188	3,499
Advertising and public relations	934	2,034	2,570	1,717	1,820
Postage and delivery	1,629	1,462	1,591	1,512	1,520
Telephone	1,392	1,464	1,333	1,242	1,465
Other loan expenses	1,217	416	686	720	874
Stationery and supplies	631	727	844	726	602
Intangible asset amortization	724	725	725	725	724
Other expense (1)	4,839	5,563	3,286	3,755	3,787

TOTAL NONINTEREST EXPENSE	$60,065	$61,572	$60,901	$60,550	$60,990

(1)	The quarter ended March 31, 2006 includes the $1.5 million contribution to Citizens charitable foundation.

Average Balances, Yields and Rates

	Three Months Ended
	June 30, 2006		March 31, 2006		June 30, 2005
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance(2)	Rate(1)(2)

Earning Assets

Money market investments	$1,373	0.45	1,684	2.82	3,209	2.28
Investment securities (3):
Taxable	1,158,939	4.51	1,181,397	4.61	1,436,384	4.17
Tax-exempt	447,476	7.23	446,657	7.33	421,144	7.52
Mortgage loans held for sale	21,680	5.54	16,471	5.64	38,478	5.59
Portfolio loans (4):
Commercial	1,704,447	7.26	1,646,899	7.02	1,640,287	5.90
Commercial real estate	1,426,911	7.13	1,415,201	6.88	1,320,077	6.28
Residential mortgage loans	544,526	5.76	541,390	5.66	499,425	5.64
Direct consumer	1,103,024	7.49	1,124,379	7.22	1,181,656	6.15
Indirect consumer	831,012	6.61	833,436	6.61	830,330	6.53

Total portfolio loans	5,609,920	7.03	5,561,305	6.83	5,471,775	6.12

Total earning assets	7,239,388	6.63	7,207,514	6.49	7,370,990	5.81

Nonearning Assets

Cash and due from banks	157,670		165,909		152,838
Bank premises and equipment	120,650		121,348		121,863
Investment security fair value adjustment	(18,523)		(3,305)		15,326
Other nonearning assets	287,048		278,550		266,932
Allowance for loan losses	(115,274)		(116,151)		(120,560)

Total assets	$7,670,959		$7,653,865		$7,807,389

Interest-Bearing Liabilities

Deposits:
Interest-bearing demand	$789,168	0.65	$857,273	0.64	$1,071,211	0.67
Savings deposits	1,471,803	2.58	1,448,866	2.23	1,512,212	1.28
Time deposits	2,386,346	4.13	2,281,926	3.85	1,742,621	2.88
Short-term borrowings	487,549	4.44	390,307	3.88	890,444	3.02
Long-term debt	895,056	4.36	1,004,948	4.10	925,817	3.91

Total interest-bearing liabilities	6,029,922	3.35	5,983,320	3.04	6,142,305	2.27

Noninterest-Bearing Liabilities and Shareholders’ Equity

Noninterest-bearing demand	913,181		924,788		927,566
Other liabilities	80,727		91,150		83,828
Shareholders’ equity	647,129		654,607		653,690

Total liabilities and shareholders’ equity	$7,670,959		$7,653,865		$7,807,389

Interest Spread		3.28%		3.45%		3.54%

Contribution of noninterest bearing sources of funds		0.56		0.52		0.38

Net Interest Income as a Percent of Earning Assets		3.84%		3.97%		3.92%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Average Balances, Yields and Rates

	Six Months Ended June 30,
	2006		2005
	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate (1)	Balance (2)	Rate(1)(2)

Earning Assets

Money market investments	1,528	1.75	2,508	2.18
Investment securities (3):
Taxable	1,170,105	4.56	1,436,036	4.13
Tax-exempt	447,069	7.28	421,038	7.56
Mortgage loans held for sale	19,090	5.58	34,929	5.54
Portfolio loans (4):
Commercial	1,675,832	7.14	1,627,864	5.76
Commercial real estate	1,421,089	7.00	1,305,932	6.18
Residential mortgage loans	542,966	5.71	498,679	5.55
Direct consumer	1,113,643	7.35	1,174,813	6.09
Indirect consumer	832,217	6.61	825,338	6.59

Total portfolio loans	5,585,747	6.93	5,432,626	6.04

Total earning assets	7,223,539	6.56	7,327,137	5.75

Nonearning Assets

Cash and due from banks	161,767		155,502
Bank premises and equipment	120,997		121,385
Investment security fair value adjustment	(10,956)		17,140
Other nonearning assets	282,822		267,891
Allowance for loan losses	(115,710)		(120,912)

Total assets	$7,662,459		$7,768,143

Interest-Bearing Liabilities

Deposits:
Interest-bearing demand	$823,032	0.65	$1,111,998	0.69
Savings deposits	1,460,399	2.41	1,568,907	1.27
Time deposits	2,334,424	3.99	1,702,868	2.78
Short-term borrowings	439,197	4.19	804,684	2.79
Long-term debt	949,698	4.22	926,653	3.79

Total interest-bearing liabilities	6,006,750	3.20	6,115,110	2.17

Noninterest-Bearing Liabilities and Shareholders’ Equity

Noninterest-bearing demand	918,952		917,148
Other liabilities	85,909		84,294
Shareholders’ equity	650,848		651,591

Total liabilities and shareholders’ equity	$7,662,459		$7,768,143

Interest Spread		3.36%		3.58%

Contribution of noninterest bearing sources of funds		0.54		0.36

Net Interest Income as a Percent of Earning Assets		3.90%		3.94%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Nonperforming Assets
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2006	2006	2005	2005	2005

Commercial(1)
Commercial	$8,795	$10,594	$11,880	$14,457	$17,903
Commercial real estate	4,956	5,219	5,068	5,720	9,692
Total commercial	13,751	15,813	16,948	20,177	27,595

Consumer:
Direct	3,167	3,911	4,326	4,459	3,726
Indirect	904	569	2,454	962	1,042
Residential mortgage	8,179	7,396	8,412	9,929	9,828
Loans 90 days or more past due and still accruing	887	547	238	92	2
Restructured loans	406	1,844	—	13	32

Total Nonperforming Loans	27,294	30,080	32,378	35,632	42,225
Other Repossessed Assets Acquired	7,472	6,397	7,351	6,984	6,817

Total Nonperforming Assets	$34,766	$36,477	$39,729	$42,616	$49,042

(1) Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):

Inflows	$10.4	$9.8	$10.6	$9.9	$21.1
Outflows	(13.9)	(9.1)	(13.8)	(17.3)	(17.5)

Net change	$(3.5)	$0.7	$(3.2)	$(7.4)	$3.6

Summary of Loan Loss Experience
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands)	2006	2006	2005	2005	2005

Allowance for loan losses — beginning of period	$115,423	$116,400	$118,626	$119,967	$120,945

Provision for loan losses	1,139	3,000	(7,287)	4,000	1,396

Charge-offs:
Commercial	854	921	2,068	1,912	2,722
Commercial real estate	606	616	912	1,965	200

Total commercial	1,460	1,537	2,980	3,877	2,922
Residential mortgage	305	198	519	182	127
Direct consumer	1,216	1,669	1,382	1,257	1,227
Indirect consumer	1,575	2,829	3,075	2,640	1,534

Total charge-offs	4,556	6,233	7,956	7,956	5,810

Recoveries:
Commercial	1,001	1,175	11,914	1,334	2,117
Commercial real estate	485	79	28	232	227

Total commercial	1,486	1,254	11,942	1,566	2,344
Residential mortgage	48	55	37	32	—
Direct consumer	332	285	329	370	377
Indirect consumer	688	662	709	647	715

Total recoveries	2,554	2,256	13,017	2,615	3,436

Net charge-offs	2,002	3,977	(5,061)	5,341	2,374

Allowance for loan losses — end of period	$114,560	$115,423	$116,400	$118,626	$119,967

Reserve for loan commitments — end of period	$2,937	$2,684	$3,023	$3,023	$2,868

	Three Months Ended June 30, 2006						Six Months Ended June 30, 2006
		Commercial	Residential	Direct	Indirect			Commercial	Residential	Direct	Indirect
(in thousands)	Commercial	real estate	mortgage	consumer	consumer	Total	Commercial	real estate	mortgage	consumer	consumer	Total

Charge-offs:
Michigan	$645	$366	$246	$954	$1,575	$3,786	$1,265	$876	$404	$2,327	$4,404	$9,276
Wisconsin	209	240	59	236	—	744	510	347	97	496	—	1,450
Iowa	—	—	—	26	—	26	—	—	1	62	—	63

Total charge-offs	854	606	305	1,216	1,575	4,556	1,775	1,223	502	2,885	4,404	10,789

Recoveries:
Michigan	615	390	48	227	688	1,968	961	420	90	468	1,350	3,289
Wisconsin	383	86	—	93	—	562	1,208	135	8	132	—	1,483
Iowa	3	9	—	12	—	24	7	9	4	18	—	38

Total recoveries	1,001	485	48	332	688	2,554	2,176	564	102	618	1,350	4,810

Net charge-offs	$(147)	$121	$257	$884	$887	$2,002	$(401)	$659	$400	$2,267	$3,054	$5,979